FINAL TRANSCRIPT

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Conference Call Transcript

WOR - Q2 2007 Worthington Industries Earnings Conference Call

Event Date/Time: Dec. 21. 2006 / 1:30PM ET

Thomson StreetEvents
Conference Call Transcript
WOR — Q2 2007 Worthington Industries Earnings Conference Call
Event date/Time: Dec, 21.2006/1:30PM ET

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Final Transcript
CORPORATE PARTICIPANTS
Allison Sanders
Worthington Industries — Director, IR
John McConnell
Worthington Industries — Chairman, CEO
John Christie
Worthington Industries — President, CFO
George Stoe
Worthington Industries — COO, EVP
CONFERENCE CALL PARTICIPANTS
John Tumazos
Prudential Equity Group — Analyst
Fritz von Carp
Sage Asset Management — Analyst
Timothy Hayes
Davenport and Company — Analyst
Sal Tharani
Goldman Sachs — Analyst
Frank Dunau
Adage Capital — Analyst
David Taylor
David P. Taylor & Company — Analyst
Michael Willemse
CIBC World Markets — Analyst
Hardin Bethea
DePrince, Race & Zollo — Analyst
Leo Larkin
Standard & Poor’s — Analyst
PRESENTATION
Operator
Good afternoon and welcome to the Worthington Industries second quarter earnings results conference call. All participants will be in a listen only until the question and answer session of the call. This call is being recorded at the request of Worthington Industries. I would like to introduce your first speaker Ms. Allison Sanders, Director of Investor Relations. Ms. Sanders, you may begin.
Allison Sanders - Worthington Industries — Director, IR
Thank you, and good afternoon, everyone. Welcome to our quarterly earnings conference call. Before we begin our presentation, I want to remind everyone that certain statements made in this conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties which could cause actual results to differ from those suggested. Please refer to the press release for more detail on factors that could cause actual results to differ materially. For those who are interested in listening to this conference call again, a replay will be available on the home page of our website at www.worthingtonindustries.com.

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With me in the room are John McConnell, Chairman and Chief Executive Officer; John Christie, President and Chief Financial Officer; George Stoe, Executive Vice President and Chief Operating Officer; and Richard Welch, Controller. John McConnell will begin. John?
John McConnell - Worthington Industries — Chairman, CEO
Allison, thank you. Good afternoon. I am certain that you’ve all read our earnings release for the second quarter. And while we are and I am personally very disappointed with our results this quarter and those we project for the third quarter I would guess for the most part our performance and outlook are not surprising. Cylinders and WAVE are performing very well. And we believe we’ll continue to do so.
The steel company’s earnings and outlook while depressed are very much in line with what most of you have written in late November or early December. In a summary form, not quoting any of you in particular, weak demand will lead to a prolonged destocking period resulting in high inventories throughout the first quarter of calendar ‘07. So what you see and what we’re saying as we look ahead for the steel company is or it seems to me should be largely conforming.
As John and George review the quarter for steel, I think you’ll find a good performance relative to current market conditions and the results of other public companies. Steel is predominantly a volume-related story. Certainly we are and we will experience some effect of higher priced inventory into a slowing market. And while we know from further steps we’ve already taken, we will continue to improve our ability to catch market inflection points we did improve our performance this quarter over previous inflection points in demand and raw material costs. I would guess that our performance and outlook in the metal framing industry did surprise you. Metal framing is both volume and margin compression. And margin compression being the larger of the two issues, but both are significant and interlocked.
In our conference call, many of the questions last quarter around metal framing were directed at reconciling published market data reporting a robust commercial construction market and argued that our volumes were off. After hearing from John and George, I’m going to come back and deliver a different approach to help define our end markets for our core metal framing business and touch what we are doing to expand it going forward. John Christie, would you get us started with the financial overview of the quarter please?
John Christie - Worthington Industries — President, CFO
Thank you, John. Good afternoon, everyone. For our second quarter fiscal 2007, which ended on November 30, 2006 we recorded earnings per share of $0.31. Earnings were down from the second quarter near record of $0.44 per share we reported last year which also included $0.04 per share benefit from reduced insurance reserves. Second quarter sales of 729 million were up 4% from 700 million for the same period last year. The sales increase was due to higher pricing in all three business segments, which more than offset volume decreases in each. The gross profit margin fell from 14.8% to 11.5% primarily as a result of narrower spreads between raw material costs and selling prices in our metal framing segment.
SG&A expense was flat in dollar terms, but fell to 7.3% of sales from 7.7% last year. Profit sharing and bonus expense included in SG&A fell 34% compared to the prior year period. But the expense improvement was masked by the fact that there was a favorable adjustment to the insurance reserve in last year’s period. Quarterly operating income declined from 50 million in the year ago quarter to 31 million or 4.2% of sales. Operating income does not include equity income from 6 unconsolidated joint ventures. The most significant of which, WAVE continues to set records for sales and earnings. Collectively, equity income was up 4% to 15 million while our share of WAVE’s earnings was up 16% compared to the year ago period.
There have been several changes to our individual joint ventures since last year. We sold one, we formed one, and bought out a partner in another, but the driving factor of this line continues to be WAVE. Just three years ago, equity income was less than half the current run rates. In addition, during the quarter, we received 25 million in joint venture dividends. Interest expense declined by less than $1 million as average debt was similar in each period. Income tax expense declined 6 million due to reduced earnings and a greater mix of foreign earnings, which are taxed at lower rates. We expect that our tax rate for fiscal 2007 will be about 34%, excluding audit resolutions that may occur in the normal course of events.
Now to the balance sheet. Net total debt was 426 million compared to 184 million in November of 2005 and 194 million at our May 2006 fiscal year-end. The 242 million increase in net debt is a result of working capital needs, the repurchase of 3.6 million shares during the quarter, and our acquisition of Precision Specialty Metals in August. Inventories are higher than they were a year ago in dollar terms because of higher steel prices. On a units or tons basis, they are up 14% from the year ago period, but down 11% from Q1 our last quarter. Days in inventory are 77 days compared to 63 days last year and compared to 83 days at the end of last quarter.

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Given the lead times in steel purchasing and the below forecast volumes, these levels are not unusual even though they’re undesirable in a falling price environment. Current buying has been cut back and should result in further reductions in inventories by the end of next quarter. Capital spending was 17 million in line with depreciation and amortization of 16 million. We expect that CapEx will approximate or slightly exceed depreciation and amortization for the year as we continue the implementation of an ERP system in steel processing.
Now let’s talk more specifically about second quarter results by segment beginning with steel processing, which represented 51% of our revenues this quarter. Steel processing’s quarterly sales rose $11 million or 3% to 375 million from $364 million in last year’s second quarter. Our acquisition of PSM contributed 14 million in sales in this segment and was a factor in higher average pricing compared to last year. Pricing was up 19%, partially offset by lower volumes, which were down 14%. Virtually all end markets served by this segment are weak compared to the prior year, including our two largest automotive and construction and also smaller end users such as appliance. In addition, both direct and tolling business has been impacted. We expect that demand will be weak for the next quarter. Operating income for steel processing fell to $18 million from $25 million last year and the operating margin from 6.8% to 4.7 as a result of the more challenging environment.
Turning now to our metal framing segment, which represents 26% of our revenue this quarter. As a refresher, our metal framing segment manufactures and sells light gauge metal framing, which is used mostly for interior and nonload bearing walls. Approximately 80% of this business is in commercial construction, primarily office buildings. And 20% is in residential construction generally multi-family, not single family. Our products are typically sold through building material and dry wall distributors, not directly to the end user or the installer contractor. Metal framing or the metal stud business is a very small piece of the total non residential construction industry. Less than 1% in total dollars. Dietrich metal framing, however, is the largest competitor among dozens and the only one that is part of a public company.
Second quarter sales for this segment were $190 million, down 1% from last year’s November quarter when sales were 192 million. Essentially flat sales reflect the offsetting effects of pricing, which was up 7% and volumes, which were down 8%. Both pricing and demand are very weak currently. The key reasons for this weakness are the deferral of commercial projects starts due to high material costs, the residential market slow down, the substitution of other framing materials or systems for steel due to the relatively high cost of steel, the increased competition from small local manufacturers, and the sort of challenges that can be expected in the introduction of any new product like UltraSTEEL.
We believe the UltraSTEEL rollout is going relatively well and is only a minor factor in the reduced volumes currently. The product has been widely accepted and praised as a superior product by the contractors in every market in which it’s been introduced. We continue to gain necessary code approvals and Clark Western, our largest competitor and sublicensee of the product is also continuing rolling it out.
In the just completed second quarter, the combination of weak demand, pricing pressure, and the flow through effect of higher priced steel and inventory resulted in a much narrower spread between selling prices and material costs and an operating loss. Operating income declined from $14 million in the year ago period to an operating loss of $5 million this quarter. Our near term outlet — outlook for this business is negative. Worse than this quarter as demand weakens further in the slow building months of the winter and we work off high priced inventory. On the positive note, however, we continue to sense strong underlying commercial construction demand that is temporarily sidelined awaiting stabilization of prices.
Finally our pressure cylinder segment, which represented 16% of total company revenues set a second quarter record for sales and operating income. Sales for the quarter were up 13% or $14 million from last year to 120 million. More importantly, operating income rose 80% from 11 million or 10.5% of sales to 20 million or 16.8% of sales. Worthington cylinders revenues and earnings have improved steadily over the last several years. In the 2003 and 2004 fiscal years we’ve benefited from strong demand in the 20 pound cylinder volume fueled by overfill protection device valve mandate.
In fiscal 2005, acquisition of Western Cylinders assets helped offset the natural decline in the 20-pound volume following the OPD. In fiscal 2005 and ‘6 all three of our European operations improved significantly as we exited the unprofitable LPG business in Portugal, entered the air tank business, and improved pricing. Now in fiscal 2007, we are benefiting from the cumulative effect of all of these actions as well as realizing the integration savings from the Western acquisition, which has been very successful. We believe the current operating performance to be sustainable.
In conclusion, the outlook for our steel processing and metal framing segments is expected to worsen considerably next quarter before improving in the seasonally strong fourth quarter. Demand is expected to be weaker than is normally the case in the seasonally slow third quarter due to reduced office and commercial construction activities and curtailed automotive production schedules particularly at the big three. The combination of reduced volumes, and high priced inventory will likely shrink spreads and operating income sharply in both of these segments. In

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contrast, the outlook for pressure cylinder segment and the WAVE joint venture continue to be positive. Now I’ll pass this over to George Stoe for an operating review of the key elements this quarter.
George Stoe - Worthington Industries — COO, EVP
Thank you, John. I wanted to take just a few moments to update everyone on a several topics that are of interest on the operation side. The rollout of our new UltraSTEEL product and our metal framing segment is going well. The first phase of the rollout began in the second quarter of last year, involves converting the dry wall product line, which accounts for as much as 45% of the volume in the metal framing segment. That phase is 80% complete, representing an $11 million investment to date. The balance of phase 1 includes conversions at our facilities in Chicago, the West Coast, and Hawaii and will be completed by our fiscal year-end.
UltraSTEEL sales have grown steadily and consistently since the introduction of the product one year ago. During the just completed quarter, two-thirds of all drywall product sales in tons were UltraSTEEL, representing one quarter of total volumes. That percentage will grow as we complete phase I and move on to our accessory and structural product lines. Long-term, we believe that the superior characteristics of this product in mold and termite resistance, sound transmission, and the work we are doing with our joint venture with Nova on thermal transfer issues will help to secure this product’s place as the premier product in the market.
John talked about inventory and inventory continues to be a crucial point for all of our businesses. Our overall inventory levels dropped from 83 days in the preceding quarter to 77 days at the end of this quarter. Given the weaker demand we are experiencing in steel processing and metal framing and mill lead times, this reduction was a very positive accomplishment. Steel inventory levels and mix are key focal points for our operations. We continue to monitor and enhance our inventory oversight practices and processes to better balance customer service needs with shifting demand and mill lead times. Inventory levels are now close to our internal targets, which will continue to be adjusted as customer requirements mandate. Our goal is to minimize negative exposure to softening markets while meeting the delivery and service expectations of our customers.
On previous calls, we have discussed our repositioning and restructuring of our cylinder operations in Europe. We closed our LPG plant in Portugal, added new product lines in our facility in the Czech Republic, and announced an expansion of our capacity in our Austrian facility. All of these moves were geared towards maximizing the profitability of our European cylinder operations. As a culmination of our efforts in Europe that we embarked on several years ago, we were just notified that our facility in the Czech Republic was named supplier of the year by Volvo out of 420 current suppliers. Most everyone is aware of the reputation that Volvo has for quality. We believe this award is a direct acknowledgement of our ongoing efforts to achieve excellence. We are extremely proud of all of our European employees who have had a hand in this honor.
Also in the second quarter, we have established Worthington Integrated Building Systems, pulling together in a separate entity what we called our construction services group and the residential effort formerly in the metal framing segment. This entity will focus on specific markets in the broad residential, military, and hospitality construction categories where we can achieve profitability.
We want to capitalize on the previously untapped synergies between our different groups and develop a coordinated marketing approach. We are pleased that Ralph Roberts will serve as President of this new group. Ralph comes to these responsibilities with an impressive track record in the construction arena. Ralph was the architect of our very successful WAVE joint venture and has a keen understanding of the market drivers for this industry. We have invested time, effort, and money in this high growth potential segment of the building industry as we have completed 60 projects to date and have more than 100 other projects either under construction now or on the books. We expect a return on this investment as we move forward.
As a final note on the personnel front, I’ll be serving as interim President of the steel processing segment since Joe Hardin retired from Worthington to return as President of Columbus Steel Castings, successor company to Buckeye Steel Castings where he worked for 30 years. We will be conducting an internal, and external search for a permanent replacement for Joe over the coming months. Thank you, John. I’ll turn it back to you at this point.
John McConnell - Worthington Industries — Chairman, CEO
Thank you, George. For our third quarter performance will not be good. It is largely impacted by a very bad December from a volume standpoint. From December, volumes will begin to improve and the best guidance we can provide for you is to focus on the pace at which primary end markets improved. This will be the key factor. We do believe that as we enter our fourth quarter in March, volumes will be

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Final Transcript
significantly improved in steel and in metal framing our inventory cost relative to market price will be back in line. Let’s focus on metal framing before we begin taking your questions.
First, I want to talk about the relative size of metal framing in the commercial construction landscape. In total dollars spent, the commercial construction market approached $300 billion in 2006. The light gauge framing industry was just over $2 billion in revenues that same year or 0.8% of that market. This is important in understanding how easy it is to lose what we do in relationship to the market reports we all read. Even so, if the overall market growth is strong, it is logical to believe our industries 0.8% piece should also be growing. That’s a fair question. So let me walk you through what drives the market for steel studs as well as provide some insight as to where our industry, not just Dietrich is losing participation.
From an identifiable structure standpoint, you may find steel studs in almost any type of building you can imagine. As we mentioned last call, office buildings represent a large segment of where our product is used. But to understand our product and why that is true, you have to understand building codes. If you’d like to take a deep dive, read chapter 5 of the international building code titled general building heights and areas.
Now in short form for those who would not prefer to delve into this exciting text, think of the building code as a matrix with many variables. Height of the building, use, occupancy, and density to name a few. When all of these factors are weighted together, the answers will guide you to the following. In general, and I do mean in general because there are no absolutes here.
Buildings under three stories or less can use wood easily and cost effectively to meet the fire rating requirements of the code. Some four-story buildings can also, but that’s going to be the maximum height. Buildings of five or more stories almost always fall into a different fire rating category where the solution from a cost standpoint is steel studs. Alternative approaches at almost any material price differential are prohibitive in what must be done additionally to the materials to meet the code. That is as simple as I can explain what drives the market for steel studs.
Our products in our core Dietrich business are sold through distribution so we rarely have contact with the ultimate builder/developer. We can say, and say with some certainty that our share of buildings that are five stories and over where the codes drive the use of steel studs is between 45 and 50% because that is our share in the industry. Now defining participation in the four-story or under space is something we simply can’t do for you at any point in time given available data. However, when you consider the relationship of wood and steel stud pricing, the answer to our lower volumes begins to clear. Tracking the differentials in price from the beginning of 2003 forward, steel was either at parity to wood or offered a slight cost advantage for roughly two thirds of that time to the present. Cost differentials between wood and steel were favorable for calendar 2003 and during calendar 2005. Steel was disadvantaged on a cost basis during calendar 2004 and beginning early this year. Keep in mind the difference in meeting code from a fire rating standpoint in these structures under four stories rests solely with material costs. The developer can and will choose lower cost materials when they can.
Wood prices have been falling since the beginning of this year and then presently at their lowest levels since 2000 driven by the pull back in single family housing. Steel prices have risen during this period of time. They crossed in June and are separating sharply from there. While we believe steel is a superior product and will often be selected over wood at the same or lesser cost, people will go with the lowest cost when they have an option. So though I can’t quantify for it, I think it’s clear we have lost participation in 3 to 4 story buildings and under beginning early this year. And I would assume looking at current cost differentials between the products and our participation levels currently would be very low. I know that’s a lot of information, but I hope it helps you understand what’s going on on the volume side of metal framing.
A couple of final, but important points regarding our metal framing efforts. We acquired Dietrich in 1996 and we have clearly said ever since we made this purchase for its potential market expansion. Our core commercial business, which is the Company we purchased in 1996, is a good business and we have successfully grown it. It is, however, closely tied to construction starts, building codes, and steel pricing. It has volatility. We have invested heavily in expanding the borders of this market and the amount of value we add. Those efforts will earn a return on our investment.
We have created a market for mid-rise buildings four to nine stories that will be fully framed in light gauge metal framing over the past four years. The skeleton of these buildings is all structural, light gauge materials and results in four times the amount of steel in each structure. As George mentioned earlier, we completed 60 structures over those past four years at a considerable expense and to create this market. We have gained acceptance and currently have over 100 jobs on the books this year and are moving forward, targeting hotels, condominiums, and apartments. Or as we say it, any building where you can lay your head to sleep. These buildings once designed often are duplicated and result in lower cost. This is the same building concept we’ve introduced in China, the results of which will soon be evaluated by the Ministry of Construction who has helped and encouraged us throughout the process.

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Final Transcript
Of course the other large segments we’re working to develop is single family residential market. We are currently focused on providing our — on proving our panelized framing methods in single family military housing projects. In the short-term our main focus will remain on working with building code bodies to improve the building requirements resulting in stronger, safer homes, and the completion of our Nova joint venture product. Both are critical elements to drive significant single family residential growth. We expect to be in full production with our Nova structurally insulated wall panels by the end of calendar ‘07, allowing for extensive lab and field tests that are currently underway. This product, which is used on exterior walls solves the thermal transfer issue related to steel studs and forms an impenetrable barrier to moisture. To date, thermal transfer has been our largest single barrier to entry because of the cost of correcting this problem with current technology is prohibitive relative to masonry or wood.
Now as I said, all of our efforts have required a significant forward investment to be successful. If you would like to gain a better appreciation for why our efforts are on point and will be successful, I would like to direct you to a very instructive article in the September, October issue of multi-family trends, a publication of the urban land institute. It is called sticks or steel. And it reviews from the eye of developers, architects, and builders the current state of the wood versus steel debate. You will find our development efforts accentuate steel’s positives and diminish or dissolve the negatives. I hope you’ll read it.
One of the themes that will clearly come through for those who have converted to steel is that their longer term view of cost has also shifted to include insurance issues centered around the strength, read hurricane and earthquake resistance here, insect damage, and mold. Many also choose steel because of its environmental sustainability. One of the many qualities which also is helping our efforts with steel pallets.
The last thing I would like to mention before addressing your questions is I’m pleased to tell you we have a change in our governance practices which brings us in line with the vast majority of larger companies. Our Board has appointed John Blystone, our longest tenured Independent Director to be our lead Director. I look forward to working with John in this capacity, which will improve our continuity at Board communications, and for the additional guidance he can offer us going forward. Now at this point, we’ll be happy to address any questions you may have.
QUESTION AND ANSWER
Operator
Thank you. [OPERATOR INSTRUCTIONS] This question comes from John Tumazos from Prudential Equity Group. Sir your line is open.
John Tumazos - Prudential Equity Group — Analyst
Good afternoon. The outlook statement in your text of your release on page 3 talked about the steel and framing segments generating losses early in the quarter due to a higher inventory and lower volumes then improving, said consolidated results for the quarter may be very weak. And I think you used the phrase will not be good. Did you mean to predict a segment loss in the February quarter for steel, a segment loss for framing, or a consolidated reported loss for Worthington? Some of the adjectives are qualitatively clear, but quantitatively, I guess there’s some room as to how bad is bad or how weak is weak.
John McConnell - Worthington Industries — Chairman, CEO
We did not mean to predict it. We meant to really just say exactly what we did, John. December is going to be a very very bad month, almost exclusively driven by volume, exasperated by higher inventory costs at metal framing. Volume solely in steel. That really comes across almost every line of business we have. This is just a very slow December. From there, we also say on the release that we expect volumes to improve and it’s more predictable in steel. And the end results are going to depend as we just said on the call a second ago on the pace of which there is return on volume in our key end markets. So that is the message we’re delivering. And that is the best guidance we can offer you.
John Tumazos - Prudential Equity Group — Analyst
John, I don’t mean to be to disingenuous, does that mean you’re stopping short of predicting a profit in the February quarter for the Company?

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Final Transcript
John McConnell - Worthington Industries — Chairman, CEO
Well, we’re not going to predict either the first question you asked nor the second. I think as we also said in the release, we have very good people. I think volumes are going to start coming back nicely, and we’ll see how the quarter goes from there. But I am not going to sit here and go either way if automotive comes out and, for instance, says we’re going to continue and extend some plat shutdowns we have in place. That would be very detrimental. If they come out as they have planned and are strong, that would be very helpful.
Steel price. If the mills continue to hold price at these levels, that’s what we’d like to have happen. Obviously if something happens and the dam breaks there, which I am not expecting to have happen, that would put our inventories in a weak position again. And we’ll have to chase the dog out through the street. There are too many variables is basically what we’re saying and we’re telling you what to watch variability wise to understand how the third quarter will unfold.
John Tumazos - Prudential Equity Group — Analyst
Thank you, John.
Operator
Thank you, your next question comes from Fritz von Carp from Sage Asset Management. Your line is open.
Fritz von Carp - Sage Asset Management — Analyst
Yes, good afternoon, gentlemen. There’s been speculation printed that you — that you might be an acquisition target by [Mittal]. And I was wondering just purely hypothetically, given your current relationships with steel mills, would there be any disruption in those — I mean are those relationships other than Mittal, how important are they to you? And would they be disrupted if you were to become a part of Mittal?
John McConnell - Worthington Industries — Chairman, CEO
Well, first of all, as you said there was some speculation written. Sorry we couldn’t just get that on the conference call there with our previous statement. And we really have no comment on speculation. That’s our past practice and that’s what we’ll continue to do. On the other side of it, when you look at what goes on in a processing space and mill space where there’s been a lot of talk for a while of consolidation here and/or alignment with different mills. That can happen in a number of different ways that do not include acquisitions. And you think through that and would it disrupt other supply relationships if anybody did anything with anybody else? I don’t think so and I’ll answer because we thought about it from the other way. If one of our competitors hooked up with one of our suppliers would we quit buying from them, the answer’s no, I don’t think so.
The relationships we have on the supply side are important to us and it’s our view in conversation if some of that alignment started to take place that didn’t include us, we would be fine and the relationships that we have going forward and I think you can imply the inverse they’re willing to sell us, if their was some alignment or willing to sell a competitor if they were aligned. So, again, what you’re commenting on was pure speculation. I think the author did a good job of saying it was pure speculation. And I understand there’s been a lot of conversation around this topic, not just us, but our industry and mills for sometime. So beyond that, we really don’t have anything we can say.
Fritz von Carp - Sage Asset Management — Analyst
Thank you.
Operator
Thank you, our next question comes from Timothy Hayes with Davenport and Company. Your line is open.

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Final Transcript
Timothy Hayes - Davenport and Company — Analyst
Hey, good afternoon.
John McConnell - Worthington Industries — Chairman, CEO
Hello.
Timothy Hayes - Davenport and Company — Analyst
Just have two questions. The first is on the steel processing side, we all saw the weakness in automotive and whatnot. You also say you see weakness in your construction markets there. Could you go into more color on what areas of weakness are weak for construction within your steel processing segment?
John Christie - Worthington Industries — President, CFO
I’ll take that. We do sell galvanized in the construction industry in places like gang mill manufacturers and the residential housing, the truss business. We sell into lightweight culvert into residential construction, and in the residential development area and that’s where we have seen some slowdown.
Timothy Hayes - Davenport and Company — Analyst
And then on another question, the price of wood is attractive, for use for metal — against metal framing. How much would say flat roll steel have to come down to make that more of a competitively priced against wood?
John McConnell - Worthington Industries — Chairman, CEO
Well, of course we don’t want to see the price of flat roll steel come down in the short-term here for sure. There is a — and it’s difficult — when we talk about this, we’re looking at some pretty broad data on galvanized prices and wood prices. We’ve also tried to put that into a, something close to a stud form. A better way to maybe address your point steel — wood’s fallen from basically $2.34 down to under $1.50, about $1.40 or so. So it’s fallen almost $1. And steel is probably in the $2.30, $2.40 range right now. So it would have to — you have to get those — each giving back $0.50 or $0.60 to get them back for repair. Wood would move one way, steel moving another. I think you’ll see wood pick up as residential housing picks up as we go forward, as well, which is a traditional swing with that product.
Timothy Hayes - Davenport and Company — Analyst
Okay, thank you.
Operator
Thank you, our next question comes from Sal Tharani from Goldman Sachs. Your line is open.
Sal Tharani - Goldman Sachs — Analyst
Yes, how are you?
John McConnell - Worthington Industries — Chairman, CEO
Hello.

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Final Transcript
Sal Tharani - Goldman Sachs — Analyst
John, can you give us — you made a comment that the inventory levels at — over there at the place is in line with your internal target. Is that correct? Is that what you said?
John McConnell - Worthington Industries — Chairman, CEO
I think George Stoe said it is slightly above our internal targets. And given market conditions, he feels we did a pretty good job operationally to hold it fairly close to what we would like to do on a continuing basis.
Sal Tharani - Goldman Sachs — Analyst
How is your buying pattern — do you buy from imports or just domestic generally?
John McConnell - Worthington Industries — Chairman, CEO
We buy primarily domestic. We have certain smaller quantities to come in on an import basis. It’s an area we are going to, as we look forward, we want to develop into a more consistent stream for us. And we’re working on pricing mechanisms with some people producing abroad that allow that to work a little better in the market. That is an issue that exasperated, one of the exasperating issues on metal framings inventory. We did have some foreign material arrive five months after it was ordered. Its price point to market had changed while the boat was on the water. And we also didn’t need the material when it arrived. That’s a good example what can happen when you do buy international. And I think we’ve got some models in mind and traction with working with people that will make that a lot more livable for us and give us the ability to have a sustainable stream from abroad.
Sal Tharani - Goldman Sachs — Analyst
And when you—?
John McConnell - Worthington Industries — Chairman, CEO
We’re talking something like 10% of our buy or less.
Sal Tharani - Goldman Sachs — Analyst
Got you. And when you are not ordering from the mills right now, what kind of reaction are you getting from them? And I’m sure they want to move their metal also.
John McConnell - Worthington Industries — Chairman, CEO
Yes they do. And clearly consolidation, they have done what we would hope they would do on the price side while the price has drifted down somewhat. The mills by taking capacity offline have clearly held the price well above what traditionally would have happened with the kind of deep weakness that’s out there at the moment. They’ve done a good job on the outside. Yes, that strength also translated into wanting to sell the material. So we’ve worked closely with them through the end of this calendar year. For instance in December, when we have very deep weakness in demand, we’re not cutting back our buy to near that level. Inventories will drift up a little bit we know in January and February the way we’re ordering, we can get that to blend out well at the end of the quarter.
Sal Tharani - Goldman Sachs — Analyst

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Final Transcript
And lastly, the reasons you gave us for the metal framing business, the weakness. If I go through them, where do you think can be the improvement? You said there is a substitution by wood. I don’t see the prices changing. There is increased competition. And if you can elaborate, how can you tackle that and the new product introduction hopefully that one [Inaudible] once you change over? Can you just go through these different — and slow down, and this slow down, when do you expect that to recover?
John McConnell - Worthington Industries — Chairman, CEO
That’s a good question, again, that’s why we talk in terms of track these markets with us here. That will help you understand how the first quarter unfolds. There are — you’re right on the wood steel in the near term and under four-story construction, but you have to keep in mind as I went through over the last three years, two-thirds of that was in favor of steel, one-third of that time was in favor of wood. This changes in a relative value and relationship over time and when it’s in our favor, we will get able to reenter that four story and under market with greater participation that sometimes we would estimate as to be as much as 25% of that market.
When you look out to when is this going to — what other factors can change? We know from talking to Dodge who tracks all the kinds of the construction data that we’re concerned with that there is a over $100 billion group of buildings that have been designed, but on hold. There is $20 billion of that in the office space, which is very important to us. We believe people are holding those, some portion of that is always going to be held, by the way. There will probably always be probably some delayed jobs in that data. We believe it’s slightly higher than normal. But you look at wall board prices, which is a good place to look at another part that affects them that have fallen close to 40% over the last 2.5, 3 months. Steel prices have drifted down and people are, we believe and what we hear particularly from our distributors and where we’re talking directly on the mid-rise side that there’s a lot of hesitation to jump in now or you had a building ready to go that you want to rebid because of these changes in pricing. And all that creates kind of a backlog.
So when they get more settled that we are reaching bottoms of wall board pricing, that steel is going to maintain itself and, I think they’re starting to believe that, there isn’t a big downward price move out in front of them. Again you’ve got wood that is out there dropping quickly. So when they come to that conclusion and start to release this work, all of this starts to change for us. We’re confident that as we go into the fourth quarter, again in March, April, May, get out of winter, get some of this behind us that we’ll see increased volume as well in Dietrich besides just having our inventory pricing in line.
Sal Tharani - Goldman Sachs — Analyst
And one more thing. Do you — for the last couple of weeks have you seen further deterioration in the pricing or you think pricing has sort of stabilized or deceleration has declined?
John McConnell - Worthington Industries — Chairman, CEO
You’re talking about raw steel?
Sal Tharani - Goldman Sachs — Analyst
Yes like a hot roll or cold roll.
John McConnell - Worthington Industries — Chairman, CEO
We see it as being stable.
Sal Tharani - Goldman Sachs — Analyst
For how many weeks have you been seeing stable?
John McConnell - Worthington Industries — Chairman, CEO

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Final Transcript
George, three, four?
George Stoe - Worthington Industries — COO, EVP
I would say three or four, John. There’s certainly been lots of people speculating about that. But our major suppliers have, as John mentioned earlier taken production offline and have been very disciplined in trying to hold the price at higher levels.
Sal Tharani - Goldman Sachs — Analyst
Okay. Thank you very much.
John McConnell - Worthington Industries — Chairman, CEO
Thank you.
Operator
Thank you our next question comes from Frank Dunau from Adage Capital. Your line is open.
Frank Dunau - Adage Capital — Analyst
Yes, I don’t know, I’m having trouble believing what I’m hearing here. Don’t take it personally, but did I hear that you — your December orders were really slow, but you were going to keep a higher order pattern in the mills in order to make them happy? And somehow that’s going to work out in January and February and you get everything in line by then? Did you say that? Is that what you said?
John McConnell - Worthington Industries — Chairman, CEO
Well, I did say that and you can — it’s a question of, I suppose how you take it. And how much additional we’re buying through that period of time.
Frank Dunau - Adage Capital — Analyst
Okay.
John McConnell - Worthington Industries — Chairman, CEO
It is not — it is more than we know we will have demand for. Some of that we have to do anyway to get ready for programs as they come up in the early part of the year. And we also will keep working for January and February orders in our facilities as we go through that. It’s not like this is going to sit there idle. We’ll be getting some ready weight in place and ready to go into January and February, as well.
Frank Dunau - Adage Capital — Analyst
If I also understood what you said, you also didn’t want the price coming down to whatever you were paying, you actually wanted it to stay stable in order to protect your inventory, inventory—.
John McConnell - Worthington Industries — Chairman, CEO
That’s correct.

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Final Transcript
Frank Dunau - Adage Capital — Analyst
And so, I don’t know, maybe, I’m a little naive, but if I’m one of your customers listening to this call, how happy should I be about the fact that you’re not going out of your way to get them a better price for their product, at least, when you process whatever it is you’re buying and resell, that you’re happy to — I don’t know if I’m a customer, I’m not happy about this, I don’t think.
John McConnell - Worthington Industries — Chairman, CEO
Well, and some of them may or may not be. I think that the — I think everybody from customers through us to the mills are better with more stability in pricing. And I don’t think any of our customers would like to return to the ‘03 through ‘05 period.
Frank Dunau - Adage Capital — Analyst
Okay.
John McConnell - Worthington Industries — Chairman, CEO
The volatility, because remember pricing going down in volatility also has pricing going up.
Frank Dunau - Adage Capital — Analyst
Right.
John McConnell - Worthington Industries — Chairman, CEO
And so that was very disruptive to the supply chains from customers to us to them. And I don’t think there’s a customer out there who would say, everybody would say give me a lower cost point for what I buy. That would be great. But if they have to weigh that against give me volatility where prices are swinging $300 a ton in five or six months periods, they’d say I don’t want to return there. So that’s really all I’m trying to talk about. Stability of pricing meaning it’s going to move, it’s going to move in smaller increments stretched over longer periods of time. And that’s what we want to see happen.
Frank Dunau - Adage Capital — Analyst
So, theoretically if you were offered 250, 500,000 tons, let’s say 400, $450 a ton right now you wouldn’t take it?
John McConnell - Worthington Industries — Chairman, CEO
It is unlikely we would do that.
Frank Dunau - Adage Capital — Analyst
Okay, thank you.
John McConnell - Worthington Industries — Chairman, CEO
It hasn’t been offered.
Frank Dunau - Adage Capital — Analyst

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Final Transcript
I know — I don’t know if it has or hasn’t, I’m just trying to figure out what you’re doing. It strikes me that things might be a little bit more stable if you didn’t purposely build inventory at a point in time when you already had too much. I guess people can disagree.
John McConnell - Worthington Industries — Chairman, CEO
I guess. And again, we feel that we are just slightly above our internal targets and as we project demand through the quarter, we will be at target.
Frank Dunau - Adage Capital — Analyst
Okay. Thanks.
John Christie - Worthington Industries — President, CFO
Frank, let me just add. I don’t want you to be misled here that December is going to be a huge buy. If you look at our accounts payable on a consolidated balance sheet, you will see that it’s come down substantially, a lot of that was in November where, naturally, we cut back on steel there.
Frank Dunau - Adage Capital — Analyst
Right.
John Christie - Worthington Industries — President, CFO
But we have changed our terms through negotiations, et cetera, with some of the steel companies. So you can see that we did not keep the typical buy going into October and November.
Frank Dunau - Adage Capital — Analyst
Are they offering you better terms? Did I hear that?
John Christie - Worthington Industries — President, CFO
The way we keep relationships and our payment schedules to them and everything like that.
Frank Dunau - Adage Capital — Analyst
Okay. Thanks.
Operator
Thank you our next question comes from David Taylor from David P. Taylor & Company. Your line is open.
David Taylor - David P. Taylor & Company — Analyst
Thank you. I — I’m curious about the activity in the — in Dietrich. Your WAVE operations are at record levels and yet Dietrich is experiencing a decline of — is — does market share differences have anything to do with the contrast in those two operations because they both sell at the same market.

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Final Transcript
John McConnell - Worthington Industries — Chairman, CEO
They do both sell for the same market, but it’s different forms in the same market. They’re different opportunities in the same market. Maybe that’s a better way to do it. We spent a lot of time talking about four stories and under. There is a ceiling in every one of those buildings. And we have a very good and competitive product and can bid on all of those things where we may not have the opportunity in steel. Remodeling has a much higher degree of uptake for WAVE and remodeling and replacing ceilings than it does for the grid products. There are some differences in how we go to market. We have this discussion internally all the time and we’re going to continue to look for ways to get to market better and more effectively as we do the UltraSTEEL rollout and change our market imprint a little bit at Dietrich But its end market capabilities and opportunities are different.
David Taylor - David P. Taylor & Company — Analyst
Okay thank you.
John McConnell - Worthington Industries — Chairman, CEO
You’re welcome.
Operator
Thank you and at this time I am showing no further questions. [OPERATOR INSTRUCTIONS] I do have a question from John Tumazos from Prudential Equity Group. Your line is open.
John Tumazos - Prudential Equity Group — Analyst
John, I wanted to try to follow-up on Frank Dunau’s questions. It would appear that the steel market is very generously supplied this year with something near 47 million tons of imported steel. And every month the Chinese make more steel and export more steel. I know you guys are big, but you’re not big enough to hold up the steel market, obviously by placing orders. Why would you buy a little more steel than you need now? Are you afraid that the mills will cut back your share in their allocations if there’s a tight market again?
John McConnell - Worthington Industries — Chairman, CEO
Was that the end? Again, we’ve got to get back and I think John started pointing some of that out. While our intake is probably going to exceed our outflow in December, it is not a — tons and tons of steel flowing in the door we don’t need. And if I gave you that impression, that’s incorrect. Someone asked me are the mills anxious to keep up their volumes? Yes, they are, and we are bringing in slightly more than we need. Somewhat more than we need. And we will use it up in very short order going through the quarter. So it’s not, not this huge disparity between outflow and inflow. Now what — I’m not sure what other question you had in there, John.
John Tumazos - Prudential Equity Group — Analyst
I presume that if you buy a little extra steel, you would do if there was an opportunity to get in at good prices. But you obviously wouldn’t want to say if your suppliers discounting steel. Presumably if you’re buying a little extra steel, you’re getting good prices in buying it. Or else you’d wait.
John McConnell - Worthington Industries — Chairman, CEO
Well, there’s — much of the steel that makes up some of this difference, does involve some contractual commitments that we made earlier. So that’s part of the issue. Would we bring in any steel that helps average down our cost? Yes. And we have been doing so, which we have done primarily in metal framing, in the last two months. That exasperates their inventory, but it’s there to average down the price and on a FIFO basis will whittle into it as we go through the first quarter.

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Final Transcript
John Tumazos - Prudential Equity Group — Analyst
When you sell framing in the market of under five stories, you’re not selling I guess for big jobs there’s many, many, many small transactions. So the ratio of the framing lumber price to the galvanized steel price is the key ratio. There’s nothing — there’s not a lot about marketing. They don’t care if there’s 650 saw mills in North America and a small number of steel companies. It’s just literally the ratio of the wood price, the stud price to the galvanized steel price we should be watching.
John McConnell - Worthington Industries — Chairman, CEO
At the moment, that would be a fact. And keep in mind we do not, while we are generally marketing to architects and developers on a broad scale, we do not — we’re not the person who makes the sale to these buildings. It is the local distribution person or dealer in that area that is out there making those sales. So as we go forward, and I think you’ll find more and more that even those structures, if it’s a restaurant that happens to be under four stories, which it likely will be. Single story, nice thing, is it going to be more and more concerned about having people in there eating when they could have mold growing in their walls? I think so. And I think all of those kind of elements work in our favor over the long-term. Insurance rates are going up for these issues and people are thinking more longer term about them.
So our, you may even see a building code change around some of those issues in some of these structures. You have in Hawaii, for instance where they have termite language in their building codes that drives steel into residential homes. So as some of these issues continue to develop out there that steel certainly is the favor product because it can’t be eaten by termites, it won’t grow mold. Then you’ll see building codes maybe change around some of these issues that drive them further beyond what is now being driven really only by fire ratings. Does that help?
John Tumazos - Prudential Equity Group — Analyst
Yes, thank you very much, John.
Operator
Thank you, next question comes from Michael Willemse from CIBC. Your line is open.
Michael Willemse - CIBC World Markets — Analyst
Thank you. Sorry, just to go back to the question on building inventory in December, again. If you look over the past 10 years in the U.S., service center inventories have increased in December in 8 out of the 10 years, so would you suggest that some of the build up in inventory is just related to seasonality? Also, I’m counting only 19 shipping days in December, which is kind of a short month. Is that also a factor?
John McConnell - Worthington Industries — Chairman, CEO
Yes. All those things are factors. And I wish I could retract and make the first statement over again in the relationship of where the question was asked. Because all of this is relatively normal. This is a very weak December. There probably 00 could we have peeled some of this back further? Well, we couldn’t where we have contractual commitments. And we’re taking the material where it makes sense for us to take it. Our inventories will rise during this period of time, which is basically all I was trying to say. And then it will start burying itself out in the remainder of the quarter. Excellent points, thank you.
Michael Willemse - CIBC World Markets — Analyst
Okay, thank you.
Operator

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Final Transcript
Next question comes from Hardin Bethea from DePrince, Race, Zollo. Your line is open.
Hardin Bethea - DePrince, Race & Zollo — Analyst
Hey, my question is about the repurchase activity in the quarter. It was the first time you’ve exercised your capabilities under the existing authorization. Can you tell, what was the average price the stock was purchased? And I guess what’s your appetite for further repurchases under the plan?
John McConnell - Worthington Industries — Chairman, CEO
The average price on the shares we purchased is just over $17, $17.20, $17.25. And we’ll wait and see how we go forward, but we likely have an appetite to continue repurchasing shares.
Hardin Bethea - DePrince, Race & Zollo — Analyst
How much — what kind of credit capacity will you soak up with inventory financing over the next quarter or so?
John Christie - Worthington Industries — President, CFO
We will — the debt that I mentioned at the end of November has come down as we have liquidated inventory since then. So we have a revolving credit with $435 million of capacity and some other lines outside of that. Our total borrowings today are around 160 million, so we have a tremendous amount of capacity, and as usual in this business as we do liquidate inventory, we do throw off a lot more cash than when we’re in the process of building higher priced inventory.
Hardin Bethea - DePrince, Race & Zollo — Analyst
Is the — I guess the — John something you said of fourth quarter improvement, out beyond the challenges of the third fiscal quarter, is that just normal seasonality? Or is it something more significant?
John McConnell - Worthington Industries — Chairman, CEO
Well, again, we think that on the building side as you start coming out of winter, you’ll see building pickup. And we also project by then that our inventory will be more in line to market and our ability to earn money on our sales greatly improves. On the steel side, it is just the build up in the order book as we see it presently. That as we get into that fourth quarter, starting in March, you’ll see — demand really — it starts picking up in January and I believe it’s going to continue month by month on a comparative basis going forward until the end of the fiscal year.
Hardin Bethea - DePrince, Race & Zollo — Analyst
Okay. And that, I guess, that better cost of inventory implicitly assumes stable selling prices?
John McConnell - Worthington Industries — Chairman, CEO
It does.
Hardin Bethea - DePrince, Race & Zollo — Analyst
Okay. All right. Thanks.
Operator

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Final Transcript
Thank you. And the next question comes from Fritz von Carp from Sage Asset Management. Your line is open.
Fritz von Carp - Sage Asset Management — Analyst
Question’s been answered, thanks.
Operator
Thank you, our next question comes from Leo Larkin from Standard & Poor’s. Sir, you line is open.
Leo Larkin - Standard & Poor’s — Analyst
Yes, good afternoon. Could you remind us what CapEx and DD&A will be for all of fiscal ‘07?
John Christie - Worthington Industries — President, CFO
For all of fiscal ‘07 it will be somewhere between 65 to $70 million.
Leo Larkin - Standard & Poor’s — Analyst
Is there any preliminary guidance for ‘08?
John Christie - Worthington Industries — President, CFO
It usually runs about the same. There is a little probably extra in ‘07 as we are in the ERP system for steel that will continue through ‘07 and at least through the first part of ‘08.
Leo Larkin - Standard & Poor’s — Analyst
Okay. Thank you.
Operator
Thank you, our next question comes from David Taylor with David P. Taylor Company. Your line is open.
David Taylor - David P. Taylor & Company — Analyst
Thank you. My question refers back to an answer that John gave some time ago in sort of in the middle of the Q&A session. We were talking about — the question that another person put to you was the comparison of costs between wood and steel. And John, you quoted some numbers that don’t — that to me is a, somebody’s followed steel, both steel and forest products for a long time, don’t compute. It was something like $2 and some odd and it dropped $1. That’s not the way wood is priced, it’s by the thousand board feet. You’re converting commodity prices to some kind of linear foot measurement? I’m not sure. I’m asking for some detail on that.
John McConnell - Worthington Industries — Chairman, CEO
That’s a good question. Because — and again I told you we were working with [board indices] here and what people did that put these graphs together for me was basically look at an extrapolation using average wood pricing at any given period of time. Actually over a period of time, applied to making a 2 by 4 by 8 stud out.

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Final Transcript
David Taylor - David P. Taylor & Company — Analyst
Okay.
John McConnell - Worthington Industries — Chairman, CEO
On the — on the steel side, they were taking galvanized pricing at any given point in time and multiplying it by 3 pounds, which is about the weight of a stud. To that, you need — and basically all I did was look at this and double it because that has to include our manufacturing costs, has to include profitability, has to include distribution, and its cost. And from talking to people, Dietrich, or others, so it would be basically double that number is probably relatively close. What, I think really, David all we’re trying to get to if you look in broad trends, year-over-year steel, our core material to make this product is up 16% and wood has fallen 40. Whether that exact comparison is right, its relative relationships are. And that’s really the point we’re trying to make.
David Taylor - David P. Taylor & Company — Analyst
Okay. Thank you.
John McConnell - Worthington Industries — Chairman, CEO
You’re welcome.
Operator
At this time I am showing no further questions. [OPERATOR INSTRUCTIONS]
John McConnell - Worthington Industries — Chairman, CEO
Well, thank you, if there are no further questions, we’ll move to concluding remarks.
Operator
I am showing no further questions.
John McConnell - Worthington Industries — Chairman, CEO
Thank you very much. Again, we are very disappointed with our results this quarter and our outlook for the third. We are confident in both our strategy and how we’re going forward and we’re going to continue down these roads. And we are confident that this is more of a temporal moment in time than one that is a lasting period. So we appreciate you joining us today and asking your questions and we look forward to seeing you again next quarter.

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Final Transcript
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